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                                                                  Exhibit (c)(3)

                     [LUMEN TECHNOLOGIES, INC. LETTERHEAD]


June 9, 1998

EG&G, Inc.
45 Williams Street
Wellesley, MA 02181

Attn: Angelo Castalana

     Re:  Reciprocal Confidentiality Agreement

Dear Mr. Castalana:

In connection with the consideration by Lumen (as defined below) and EGG (as defined below) of a possible transaction (the "Transaction") involving Lumen and EGG, Lumen and EGG will each provide the other with confidential information. In consideration of the mutual covenants contained in this agreement, each party agrees as follows:

     1.   Definitions

          (a) "Confidential Information" means all information (whether written, oral or in any other form and whether prepared by the Disclosing Party, any of its representatives or otherwise), other than Exempt Information, which is provided by the Disclosing Party or any of its representatives to the Recipient or any of its representatives before the end of the Disclosure Period in connection with the Recipient's consideration of a possible Transaction. For purposes of this agreement, Confidential Information also includes all summaries, notes, studies, interpretations or other materials prepared by the Recipient or any of its Permitted Users (as defined below) that contain or are based upon, in whole or in part, any of the information referred to in the preceding sentence (the "Notes").

          (b) "Disclosure Period" means the period beginning on the date hereof and ending on the first anniversary of the date of this letter, provided that the


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     Disclosure Period may be terminated earlier by mutual agreement of the parties or upon the written request of either party.

(c) "EXEMPT INFORMATION" means information which (i) the Recipient can prove or document it possessed on a non-confidential basis before the Disclosing Party disclosed it to the Recipient under this agreement and where the provider of such information to the Recipient was not known by the Recipient to be subject to any confidentiality obligation to any person with respect to such information, (ii) is or becomes generally available to the public other than as a result of disclosure by the Recipient or any of its Permitted Users in violation of this agreement; or (iii) the Recipient obtains from a third party on a non-confidential basis (to the Recipient's knowledge) that did not obtain the information directly or indirectly from the Disclosing Party and was not known by the Recipient to be subject to any confidentiality obligation to any person with respect to such information.

(d) "PERMITTED USE" means the evaluation of possible Transaction between Lumen and EGG.

(e) "PERMITTED USER" means an individual who (i) is a director, officer, employee, agent, advisor or consultant of or to the Recipient or any of its Affiliates; (ii) has agreed to be bound by the terms of this agreement as if he or she were a "RECIPIENT" hereunder and a party hereto; and (iii) has a need to know the Confidential Information in connection with the Permitted Use. In addition, with respect to Confidential Information that the Disclosing Party believes is unusually sensitive due to commercial, legal or other factors, as a condition to the Disclosing Party's provision of such information to the Recipient, the Disclosing Party and the Recipient will mutually agree upon a limited number of specific individuals to receive such information on behalf of the Recipient, and, with respect to such information (and related Notes), only such specified individuals shall be Permitted Users.

(f)  "EGG" means EG&G, Inc. and its Affiliates.

(g)  "LUMEN" means Lumen Technologies, Inc. and its Affiliates.

(h) "AFFILIATES" means, with respect to each party, the legal entities that control, are controlled by, or are under common control with such party.

(i) "RECIPIENT" means the party to which (or to the representatives of which) Confidential Information is disclosed by the other party.

(j) "DISCLOSING PARTY" means the party which discloses (or on whose behalf information is disclosed) Confidential Information to the other party.


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2.     Treatment of Confidential Information

       (a) The Recipient will treat Confidential Information as confidential and proprietary, and the Recipient will safeguard its confidential and proprietary nature with at least the same degree of care as the Recipient treats its own confidential or proprietary information. In addition, the Recipient will comply with the other provisions of this agreement and take or abstain from taking various actions as herein set forth.

       (b) The Recipient and its Permitted Users may use, copy and make extracts of Confidential Information, or otherwise use, make and copy Notes, only in connection with the Permitted Use, and for no other purpose. Without limiting the generality of the foregoing, the Recipient and its Permitted Users shall not use Confidential Information to divert or attempt to divert any business of the Disclosing Party.

       (c) The Recipient will not disclose Confidential Information to, or permit it to be accessed by, any person except Permitted Users who have a need to know it in connection with the Permitted Use. The Disclosing Party may waive the restrictions of this paragraph 2(c) on a case-by-case basis to provide for specific disclosures to specific third parties. The waiver must be in writing signed by an officer of the Disclosing Party. The Recipient will ensure that each of its Permitted Users complies fully with the provisions of this agreement.

       (d) Neither party will disclose that discussions between the parties are taking place concerning a possible Transaction, or any aspect of, or any other matter relating to, such discussions, to any third party without the other's prior written consent; provided, that, after consultation with the other party (to the extent such consultation is reasonably practicable), each party may disclose such information to the extent required by law or by agreement with a national securities exchange, in the opinion of such party's legal counsel.

       (e) At the end of the Disclosure Period, or earlier if the Disclosing Party so requests, the Recipient will (i) promptly return to the Disclosing Party all Confidential Information provided by or on behalf of the Disclosing Party to the Recipient (or any of its Permitted Users) and all Notes (including, without limitation, all Notes created or prepared by its Permitted Users) and, except as set forth in paragraph 2(f), the Recipient will destroy all copies of Confidential Information and all copies of all Notes then in the Recipient's possession or under the Recipient's control (including, without


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          limitation, all copies and Notes provided to, or made by, any
          Permitted User) and (ii) provide the Disclosing Party with a written statement of an officer of the Recipient indication that the Recipient has complied with the requirements of this paragraph 2(e).

     (f) Notwithstanding paragraph 2(e), the Recipient's outside counsel may retain a single copy of Confidential Information and Notes for the sole purpose of ascertaining the Recipient's ongoing rights and responsibilities respecting such information.

     (g) In the event that the Recipient or any of its Permitted Users becomes legally compelled pursuant to judicial or administrative subpoena or process of other legal obligation to disclose any Confidential Information supplied to it or any of its Permitted Users or any Notes, the Recipient (or such Permitted User) shall provide the Disclosing Party with prompt notice of any such subpoena, process or obligation, so that the Disclosing Party may seek an appropriate protective order and/or waive the Recipient's compliance with the provisions of this agreement. If in the absence of a protective order or the receipt of a waiver hereunder, the Recipient or such Permitted User is nonetheless, in the opinion of its legal counsel, compelled to disclose any such Confidential Information or else stand liable for contempt or suffer other censure or penalty, notwithstanding any other provision of this agreement to the contrary, the Recipient or such Permitted User may disclose only that portion of the Confidential Information that, in the opinion of its legal counsel, it is legally required to disclose without liability hereunder.

3.   Other Matters

     (a) Each party represents and warrants to the other that it has the legal power and authority to enter into and perform under this agreement and that such performance (including, without limitation, the delivery of Confidential Information hereunder) will not violate the rights, or require the consent, of any third party.

     (b) Neither this agreement, nor either party's performance under it, nor any other written or oral agreement or expression with respect to a possible Transaction, will (i) transfer to the Recipient, or create in the Recipient, any proprietary right, title, interest or claim in or to any Confidential Information; (ii) obligate either party to enter into any other agreement or impose any legal obligation on Lumen or EGG with respect to any Transaction (it being understood that no such obligations will arise unless and until a definitive agreement with respect to a Transaction is approved by Lumen and EGG and executed and delivered by such parties); or (iii) prohibit either party from entering into any other agreement if the

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     execution and performance of such agreement would not violate such party's obligations hereunder.

(c) Subject to the earlier termination of obligations under this agreement, the Recipient's obligations under this agreement shall terminate automatically on the third (3rd) anniversary of the date of this agreement.

(d) This agreement sets forth the parties' entire understanding about its subject matter and supersedes any other agreement or understanding, whether verbal or in writing, between the parties about its subject matter. Neither party can assign, amend, waive or terminate any part of this agreement except by writing signed by both parties.

(e) This agreement shall be governed by, and construed and enforced in accordance with, the law of the State of New York, excluding its conflict of law rules.

(f) Lumen and EGG acknowledge that certain information may not be provided to the other party unless and until the parties are engaged in more definitive discussions concerning the Transaction, it being understood that, as set forth in paragraph 3(b), neither party is obligated to pursue any such discussions or Transaction. Each party acknowledges that, except as specifically proved herein, neither party has made any promise to the other, express or implied, upon which either is entitled to rely in any way, and, except as specifically provided herein, the parties specifically waive and disclaim any reliance, dependence or action based on any written or verbal statement or promise made by either party to the other. Without limiting the generality of the foregoing, it is understood that none of Lumen, EGG or any of their Permitted Users (i) has made any representation or warranty, express or implied, with respect to the accuracy or completeness of the Confidential Information or any statement, fact, estimate, projection, assumption or other information contained therein or
     (ii) will have any liability whatsoever to any other person relating to or resulting from the use of any Confidential Information or any errors therein or omissions therefrom.

(g) Each of Lumen and EGG agrees that neither it nor any of its Affiliates will solicit to employ any officers or employees employed in any of the current business of the other party and its Affiliates with whom the soliciting party or any of its representatives has had contact or who were otherwise identified to the soliciting party or any of its representatives during the period of its evaluation of a possible Transaction for a period of two (2) years following any termination of this agreement, except through general solicitations (through employee search firms or otherwise) not targeted to officers or employees of the other party or its Affiliates, it being understood that responding to unsolicited indications of interest from such




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          officers or employees will not be deemed solicitation for purposes of this paragraph 3(g).

     (h) Each of Lumen and EGG acknowledge that they are aware of the securities laws of the United States relating to the use of material, non-public information.

     (i) The parties agree that money damages would not be sufficient remedy for any breach of this agreement by either party, and that in addition to all other remedies each party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach by the other. Each party further agrees to waive, and to use its best efforts to cause its Permitted Users to waive, any requirement for the securing or posting of any bond in connection with such remedy. In the event of litigation relating to this agreement, if a court of competent jurisdiction determines that either party or any of its Permitted Users has breached this agreement, the breaching party shall be liable and pay to the other party the reasonable legal fees incurred by the other party in connection with such litigation.

   If the foregoing terms are acceptable, please return the enclosed copy of this agreement signed by a duly authorized officer.

     Very truly yours,


     LUMEN TECHNOLOGIES, INC.

     By: /s/ Martin E. Franklin
        ------------------------
        Signature
        Name:  Martin E. Franklin
        Title: Chairman


   ACKNOWLEDGED AND AGREED:

   E,G&G, Inc.

   By: /s/ Angelo D. Castellana
      ------------------------------
       Signature
       Name: Angelo D. Castellana
       Title: Senior Vice President



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